Exhibit 10(a)

WELLS FARGO & COMPANY

EXECUTIVE OFFICER PERFORMANCE PLAN

1. Purpose. The purpose of the Wells Fargo & Company (the “Company”) Executive Officer Performance Plan (the “Plan”) is to motivate Executive Officers and certain key employees of the Company to achieve superior results for the Company by providing incentive compensation opportunities for Participants based on the achievement of corporate, business group or business unit (as applicable), and individual performance criteria and objectives that are consistent with the long-term interests of the Company and its stockholders and in a manner that promotes individual accountability for establishment of effective controls, appropriate risk management and compliance.

2. Eligibility. The Plan covers any individual who on the last day of the Performance Period is an “officer” as determined by the Company’s Board of Directors (the “Board”) for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and any other management or key employee of the Company who the Human Resources Committee (the “Committee”) of the Board determines is eligible to participate in the Plan for the Performance Period (together, “Participants”). A Participant shall be ineligible to participate in or receive an award under any other Company-sponsored cash incentive compensation plan for any Performance Period (or portion thereof) that such Participant is covered by the Plan.

3. Incentive Compensation Award/Establishment of Performance Criteria and Objectives. An incentive compensation award to a Participant pursuant to the terms of the Plan may be paid in the form of cash or an equity award, or a combination thereof, and subject to such terms and conditions as the Committee may determine in its discretion. Any incentive compensation award determined and approved by the Committee to be payable to the principal executive officer of the Company shall be submitted to the Board for approval and ratification.

The Committee shall determine an incentive compensation award, if any, for the Chairman and the principal executive officer. For any other Participant, the Committee shall review and approve an incentive compensation award, if any, after taking into account the recommendation of the principal executive officer and/or other manager to whom the Participant reports. An incentive compensation award to a Participant shall be based on an evaluation of the Company’s, the business group’s or unit’s (as applicable), and the individual’s performance relative to performance criteria and/or objectives for a Performance Period, and any other information the Committee deems relevant. Performance criteria and objectives may be based on one or more of the following criteria and such additional or alternative criteria as the Committee in its discretion may determine:

•	Earnings Per Share

•	Return on Realized Common Equity

•	Business Group or Business Unit Net Earnings, as applicable to the Participant

•	Any other financial measures relevant to the Company’s or Participant’s performance

•	Risk management measures appropriate for the Participant and any group or unit managed by the Participant

•	Qualitative performance goals or objectives established for a Participant for the Performance Period

The Committee may evaluate the Company’s and/or business group’s or business unit’s financial performance on an absolute basis and/or relative to peer group companies as determined by the Committee from time to time. The Committee also may evaluate performance over the Performance Period and/or one or more prior periods as it determines in its discretion.

In no event shall any incentive compensation awards be made under this Plan for any Performance Period in which the Company does not have positive Net Income.

4. Definitions. For purposes of the Plan and for determining whether a particular financial performance criteria or objective is attained, the following terms shall have the meanings given them below:

(a) The terms “Business Group Net Earnings” or “Business Unit Net Earnings” shall mean the net earnings of the business group or business unit, as applicable, of the Company managed by a Participant, as determined in accordance with generally accepted accounting principles, adjusted in accordance with the Company’s management accounting practices and conventions in effect at the beginning of the Performance Period and any other relevant prior period, as applicable, and as further adjusted in the same manner as provided below for Net Income.

(b) The term “Earnings Per Share” shall mean the Company’s diluted earnings per share as reported in the Company’s consolidated financial statements for the Performance Period and any other relevant prior period, as applicable, adjusted in the same manner as provided below for Net Income.

(c) The term “Net Income” shall mean the Company’s net income for the applicable Performance Period and any other relevant prior period as reported in the Company’s consolidated financial statements, adjusted to eliminate the effect of (1) losses resulting from discontinued operations; (2) extraordinary gains or losses; (3) the cumulative effect of changes in generally accepted accounting principles; and (4) any other unusual or non-recurring gain or loss which is separately identified and quantified.

(d) The term “Performance Period” shall mean a calendar year, commencing January 1 and ending December 31, unless otherwise determined by the Committee.

(e) The term “Return on Realized Common Equity” shall mean the Net Income of the Company on an annualized basis less dividends accrued on outstanding preferred stock, divided by the Company’s average total common equity excluding average accumulated comprehensive income as reported in the Company’s consolidated financial statements for the Performance Period and any other relevant prior period, as applicable.

5. Applicability of Certain Provisions of the Long-Term Incentive Compensation Plan and the Deferred Compensation Plan. An incentive compensation award paid in the form of an equity award shall be granted under and subject to the provisions of the Company’s Long-Term Incentive Compensation Plan (“LTICP”) and subject to such terms and conditions as the Committee may determine in its discretion. Voluntary deferral of all or a portion of an incentive compensation award paid in cash under the Plan shall be made pursuant to the provisions of the Wells Fargo & Company Deferred Compensation Plan.

6. Compliance with Laws and Company Recoupment Policies. Notwithstanding anything in the Plan to the contrary, the determination and payment of any incentive compensation under the Plan shall be subject to the conditions and restrictions imposed under applicable laws, rules and regulations, including the Emergency Economic Stabilization Act of 2008, as amended from time to time. A Participant’s rights to or receipt of compensation under the Plan may be limited, modified, cancelled or recovered to ensure compliance with all such applicable laws, rules and regulations and any guidance that may be issued thereunder and shall be subject to any applicable recoupment or “clawback” policy maintained by the Company from time to time.

To the extent incentive compensation is paid in the form of cash under the Plan, the Company intends such award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A (“IRC §409A”) and be payable no later than 75 days after the end of the calendar year following the Performance Period, unless otherwise specified in an applicable award agreement governing the award. In the event an award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that will satisfy the requirements of IRC §409A and applicable guidance thereunder.

7. Effective Date; Amendment and Termination. The Plan shall be effective beginning for the 2009 Performance Period. The Committee may at any time terminate, suspend, amend or modify the Plan.